This PROXY, STANDSTILL AND RELEASE AGREEMENT dated as of December 2,
2002 (the "Agreement"), among (i) Lipid Sciences, Inc., a Delaware corporation ("Lipid Sciences" or the "Company"), (ii) Richard G. Babbitt, Gary S. Roubin, M.D., Ph.D, William A. Pope, S. Lewis Meyer, Frank M. Placenti and H. Bryan Brewer Jr., M.D. (individually, a "Director Party", and collectively, the "Director Parties") and (iii) Bill E. Cham, Ph.D., and KAI International, LLC, (individually, a "Designated Stockholder", and collectively, the "Designated Stockholders").

                                   WITNESSETH:

          WHEREAS, as of the date hereof, each Designated Stockholder owns beneficially and of record (i) such number of shares of common stock, par value $.001 per share ("Common Stock"), of the Company ("Owned Common Stock") set forth on Schedule I hereto next to such Designated Stockholder's name and (ii) options or warrants to purchase such number of shares of Common Stock (together with the Owned Common Stock, being referred to herein as the "Owned Shares") set forth on Schedule I hereto next to such Designated Stockholder's name, which Owned Shares constitute the only securities of the Company owned beneficially or of record by such Designated Stockholder;

          WHEREAS, the Board of Directors of Lipid Sciences (the "Board of Directors") has undertaken, or will undertake, or caused to occur, or will cause to occur, certain changes to its composition and that of the management, including (a) appointment of Richard G. Babbitt as Chairman of the Board of Directors, (b) election of H. Bryan Brewer Jr., M.D., as a director of the Board of Directors, (c) formation of a three-person Executive Committee (the "Executive Committee") consisting of Richard G. Babbitt, S. Lewis Meyer and Frank M. Placenti to serve an advisory role to the Board of Directors and to management of the Company, (d) resignation of Phillip C. Radlick, Ph.D., from the position of President and Chief Executive Officer of Lipid Sciences and from the Board of Directors, (e) retainment of an executive search firm to identify candidates for the position of President and Chief Executive Officer and (f) identification of qualified candidates to serve as independent directors of the Board of Directors and the election of one or more of such candidates to the Board of Directors (the changes described above being referred to herein, collectively, as the "Corporate Governance Changes"); and

          WHEREAS, the Company, the Designated Stockholders and the Director Parties desire to enter into this Agreement to resolve certain issues that have arisen with respect to certain corporate governance matters in relation to the Company in order to provide certainty to the Company, its employees, customers and stockholders regarding the manner in which the business and corporate governance of Lipid Sciences will be conducted for the benefit of the Company and its stockholders.

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                  ARTICLE ONE
             NO PROXY CONTEST; AGREEMENT TO VOTE; IRREVOCABLE PROXY

          SECTION 1.01 NO PROXY CONTEST. In consideration for the Corporate Governance Changes, each Designated Stockholder agrees that neither he, nor any of his Affiliates (as defined in Section 1.02 hereof), agents or representatives or any party acting at his instance or on his behalf, shall either alone, or in concert with each other or any other person or entity, solicit, induce, encourage or seek to obtain, or cause, solicit, encourage or induce any other person or entity to solicit or seek to obtain, a proxy or other authority to vote with respect to any voting securities of the Company, including but not limited to the Common Stock, until the day immediately after which the 2004 Annual Meeting of the Company's stockholders is finally adjourned (such final adjournment meaning that all business at the meeting has been finally concluded and no further business is to be transacted) (the "Standstill Period"). Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Designated Stockholders from engaging in communications which encourage other stockholders of the Company to grant their proxy to vote the Company's securities to those persons appointed by the Board of Directors to solicit or vote proxies in connection with any meeting of the Company's stockholders.

          SECTION 1.02 VOTING OF SHARES AND PROXY. In consideration for the Corporate Governance Changes, (a) until the end of the Standstill Period in accordance with the terms hereof, each Designated Stockholder hereby agrees that at every meeting of the stockholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, each Designated Stockholder will vote all of such Designated Stockholder's Shares (as defined below) in accordance with the recommendation of the Board of Directors except as otherwise may be required under the Delaware General Corporation Law, federal securities laws, the listing requirements of the exchange on which the Common Stock is then listed or, the rules of automated quotation system on which the Common Stock is then quoted and except with respect to a vote of the stockholders of the Company to remove Bill
E. Cham, Ph.D. as a director of the Company; and (b) concurrently with the execution of this Agreement, each Designated Stockholder hereby agrees to deliver to the Company a proxy in the form attached hereto as Exhibit A (the "Proxy"). Each Designated Stockholder further agrees to execute and deliver upon request and without the payment of additional consideration, such additional documentation as the Director Parties may deem necessary and appropriate to effectuate the foregoing proxy appointment, including but not limited to the execution of separate proxy documentation. Notwithstanding the foregoing commitment to execute such additional documentation, the parties hereto agree that a copy of the Proxy with respect to a Designated Stockholder may be presented to the Inspector of Elections appointed in connection with any meeting of the Company's Stockholders conducted during the Standstill Period as an effective proxy with respect to all Shares covered by such proxy. For purposes of this Agreement, as it relates to each Designated Stockholder, the term "Affiliate" shall mean (i) any person or entity who controls, who is controlled by, or is under common control with such Designated Stockholder; or (ii) any person who has a contract, agreement, arrangement or understanding with such Designated Stockholder, with respect to the voting, acquisition or disposition of the Company's securities. The term "Shares" shall mean (i) the Owned Shares and (ii) all additional securities of the Company (including all shares of the Company's capital stock and all additional options, warrants and other rights to acquire shares of the Company's capital stock) of which a Designated Stockholder acquires beneficial ownership during the Standstill Period, other than such Owned Shares and such securities that are sold pursuant to Section 4.01 hereof.

          SECTION 1.03 MAJORITY VOTE OF DIRECTOR PARTIES TO CONTROL. In the event that a vote or recommendation, as the case may be, of the Director Parties is not unanimous as to any matter brought before any meeting of the stockholders of the Company during the Standstill Period, then for purposes of the proxy granted by each Designated Stockholder to the Director Parties or the voting agreement of each Designated Stockholder pursuant to Section 1.02 hereof, a vote or recommendation, as the case may be, of a majority of the Director Parties shall control the voting of the Shares subject to the proxy or the voting agreement. In the event that such vote or recommendation, as the case may be, of the Director Parties is split evenly as to any such matter, such Shares subject to the proxy or the voting agreement shall be split evenly for purposes of voting on such matter.

          SECTION 1.04 TERMINATION AND REPLACEMENT OF DIRECTOR PARTIES. Each of the Director Parties hereby acknowledges and agrees that in the event that, at any time during the Standstill Period, such Director Party should resign or otherwise cease to be a member of the Board of Directors, then the proxy granted to such Director Party pursuant to Section 1.02 hereof shall terminate effective as of the date of such resignation or other termination of director status; provided that such proxy shall remain in full force and effect and shall continue to be exercised by the remaining Director Parties in accordance with
Section 1.02 and Section 1.03 of this Agreement. In addition, each of the parties to this Agreement hereby covenants and agrees that in the event that additional individuals are elected to the Board of Directors during the Standstill Period to replace any Director Party, then each party hereto will thereafter use its or his best efforts to cause such newly elected director(s) to become a party to this Agreement.

          SECTION 1.05 CONDITIONAL TERMINATION. Notwithstanding anything to the contrary herein, this Agreement and the Proxy shall terminate and be of no further force or effect if on or before the date of the 2003 Annual Meeting of the Company's stockholders Richard G. Babbitt ("Babbitt") ceases to be a member of the Company's Board of Directors other than as a result of Babbitt's death or Disability (as determined in accordance with the Company's Performance Equity Plan dated August 5, 2002).

                                  ARTICLE TWO
                                RELEASE OF CLAIMS

          SECTION 2.01 GENERAL RELEASE. In consideration for the Corporate Governance Changes, each Designated Stockholder, and each of such Designated Stockholder's respective former or present principals, agents, assigns, beneficiaries or successors in interest, hereby releases and forever discharges each of the Company and the Director Parties, and each of its former or present respective officers, directors, partners, limited partners, trustees, principals, employees, stockholders, successors in interest, predecessors, assigns, beneficiaries, heirs, executors, administrators, representatives, servants, agents, insurers and attorneys (individually, a "Released Party," and collectively, the "Released Parties"), from any and all existing or future claims, rights, demands, causes of action, debts, damages, obligations and liabilities of any character and description, whether known or unknown, liquidated or unliquidated, discovered, undiscovered, discoverable or undiscoverable, fixed or contingent, suspected or unsuspected (collectively, "Claims"), arising out of or in any way relating to, on or prior to the date hereof: (a) actions taken or not taken by the Company; (b) management of the Company; (c) the business of the Company; (d) any business, management or corporate decisions made, any action taken and any failure to act by any current or former (i) member of the Board of Directors, (ii) officer, employee or stockholder of the Company or (iii) any other Released Party; or (e) ownership of securities of the Company by such Designated Stockholder.

          SECTION 2.02 RELEASE OF UNKNOWN CLAIMS. With respect to the release set forth in Section 2.01 above, each Designated Stockholder understands and agrees that the nature, extent, and result of the claims released thereby may not now all be known or anticipated and declares that such Designated Stockholder nevertheless desires to release in full all possible claims as set forth above and hereby expressly waives the benefits of Section 1542 of the Civil Code of the State of California, which reads as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
          MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

          SECTION 2.03 RELEASE BY DIRECTOR PARTIES. The Company and each of the Director Parties hereby release and forever discharge each Designated Stockholder and each of its former or present respective officers, directors, partners, limited partners, trustees, principals, employees, stockholders, successors in interest, predecessors, assigns, beneficiaries, heirs, executors, administrators, representatives, servants, agents, insurers and attorneys from any and all existing or future Claims relating solely to the resignation of Phillip C. Radlick, Ph.D. from the position of President and Chief Executive Officer of the Company and from the Board of Directors, the resignation of Christopher Marlett as Chairman of the Board of Directors and from the Board of Directors and the election of Babbitt to the Board of Directors and as Chairman of the Board of Directors; provided, however, that the foregoing release and discharge shall not apply to any Claims asserted derivatively by one or more stockholders of the Company at any time against the directors of the Company.

          SECTION 2.04 RELEASE BY DIRECTOR PARTIES OF UNKNOWN CLAIMS. With respect to the release set forth in Section 2.03 above, the Company and each Director Party understand and agree that the nature, extent, and result of the claims released thereby may not now all be known or anticipated and declares that the Company and each such Director Party nevertheless desire to release in full all possible claims as set forth above and hereby expressly waives the benefits of Section 1542 of the Civil Code of the State of California, which reads as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN

         BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT
         WITH THE DEBTOR.

                                 ARTICLE THREE
                         REPRESENTATIONS AND WARRANTIES
                           OF DESIGNATED STOCKHOLDERS

          Each Designated Stockholder hereby represents and warrants and covenants to the Company and each Director Party as follows:

           SECTION 3.01 ORGANIZATION; AUTHORIZATION. (a) Such Designated Stockholder, if it is a limited liability company, (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Designated Stockholder.

          (b) Such Designated Stockholder, if it is an individual, has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          (c) This Agreement has been duly executed and delivered by or on behalf of such Designated Stockholder and, assuming its due authorization, execution and delivery by the Company and due execution and delivery by each Director Party, constitutes the legal, valid and binding obligation of such Designated Stockholder, enforceable against such Designated Stockholder in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally and except as enforcement thereof is subject to general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          SECTION 3.02 NO CONFLICT. The execution and delivery of this Agreement by such Designated Stockholder does not, and the performance of this Agreement by such Designated Stockholder will not, (i) if such Designated Stockholder is other than an individual, conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of such Designated Stockholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Designated Stockholder or by which it or any of its, his or her properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to another party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Designated Stockholder, including, without limitation, such Designated Stockholder's Owned Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Designated Stockholder is a party or by which such Designated Stockholder or any of its, his or her properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Designated Stockholder of its obligations under this Agreement.

          SECTION 3.03 TITLE TO OWNED SHARES. Such Designated Stockholder is the registered or beneficial owner of its Owned Shares free and clear of any claims, liens, encumbrances, security interests, proxy or voting restriction other than pursuant to this Agreement. Such Owned Shares are all the securities of the Company owned of record or beneficially by such Designated Stockholder on the date of this Agreement.

                                  ARTICLE FOUR
                   CERTAIN COVENANTS OF DESIGNATED STOCKHOLDER

          Each Designated Stockholder hereby covenants and agrees with the Company and each Director Party, and the Company covenants and agrees with each Designated Stockholder, as follows:

          SECTION 4.01 RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Except with the prior written consent of each Director Party, such Designated Stockholder hereby agrees, during the Standstill Period, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Shares, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, (iii) take any action that would cause any representation or warranty of such Designated Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling such Designated Stockholder from performing its obligations under this Agreement or
(iv) commit or agree to take any of the actions prohibited by this sentence. Notwithstanding the foregoing sentence, following the expiration of the lock-up period specified in that certain Lock-Up Agreement, dated [November 29, 2001,] executed by such Designated Stockholder in connection with the merger of Lipid Sciences, Inc., a privately-held Delaware corporation, with and into NZ Corporation, an Arizona corporation, such Designated Stockholder may sell Shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), provided that (i) each such sale satisfies all of the requirements of Rule 144 of the Securities Act, including the requirements under Rule 144(f) of the Securities Act that such Shares be sold in "brokers' transaction" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker," as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended, (ii) such Designated Stockholder provides the Company with written notice at least two business days prior to any such sale, which notice shall provide the date of such proposed sale and the number of Shares that are proposed to be sold and
(iii) such Designated Stockholder provides to the Company's transfer agent any documents or opinions that may be requested by such transfer agent in connection with such sale. Any transfer of Shares not permitted hereby shall be null and void. Such Designated Stockholder agrees that any such prohibited transfer may and should be enjoined. If any involuntary transfer of any of the Shares shall occur (including, but not limited to, a sale by such Designated Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

          SECTION 4.02 ADDITIONAL SHARES. Such Designated Stockholder hereby agrees, during the Standstill Period, to promptly notify the Company of all additional Shares of the Company acquired by such Designated Stockholder, if any, after the date hereof. Any such securities shall be subject to the terms of this Agreement, including, without limitation, Sections 4.04 and 4.05 below.

          SECTION 4.03 FURTHER ASSURANCES. From time to time, at the request of the Company, such Designated Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement, without the payment of any additional consideration.

          SECTION 4.04 STOP TRANSFER ORDER. Such Designated Stockholder hereby authorizes the Company or the Company's counsel to notify the Company's transfer agent that, during the Standstill Period, there is a stop transfer order with respect to all of the Shares of such Designated Stockholder. At the request of the Company, such Designated Stockholder shall cause to be provided to the Company's transfer agent any evidence of such stop transfer order that may be required by such transfer agent. Upon receipt of notification of a proposed sale of any of the Shares in accordance with Section 4.01 hereof, the Company shall notify the Company's transfer agent (i) to remove the stop transfer order with respect to such number of Shares of such Designated Stockholder involved in such proposed sale and (ii), if any such Shares are not sold in accordance with
Section 4.01 hereof on the date specified in such notification to the Company, to place the stop transfer order with respect to such Shares that are not sold.

          SECTION 4.05 LEGEND. Such Designated Stockholder hereby agrees that, concurrently with the execution of this Agreement, such Designated Stockholder shall deliver certificates evidencing the Owned Shares of such Designated Stockholder to the Company's transfer agent in order to have such transfer agent put the following legend (the "Legend") on such certificates:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT CERTAIN (i) PROXY, STANDSTILL AND RELEASE AGREEMENT DATED AS OF DECEMBER 2, 2002 AMONG LIPID SCIENCES, INC. AND THE DIRECTOR PARTIES AND THE DESIGNATED STOCKHOLDERS NAMED IN SUCH AGREEMENT, AND (ii) THE PROXY PURSUANT TO SUCH AGREEMENT (AS SUCH AGREEMENT AND PROXY MAY BE AMENDED PURSUANT TO ITS TERMS).

Such Designated Stockholder hereby agrees, during the Standstill Period, to promptly deliver certificates evidencing any additional Shares of the Company acquired by such Designated Stockholder after the date hereof to the Company's transfer agent in order to have such transfer agent put the Legend on such certificates.

Upon receipt of notification of a proposed sale of any of the Shares in accordance with Section 4.01 hereof, the Company shall instruct the Company's transfer agent (i) to remove the Legend from each certificate evidencing the Shares that are proposed to be sold and
(ii), if any such Shares are not sold in accordance with Section 4.01 hereof on the date specified in such notification to the Company, to place the Legend on each certificate evidencing such Shares that are not sold.

                                  ARTICLE FIVE
                                  MISCELLANEOUS

          SECTION 5.01 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

       If to Lipid Sciences, Inc.:          Lipid Sciences, Inc.
                                            7068 Koll Center Parkway, Suite 401
                                            Pleasanton, CA 94566-3111
                                            Facsimile: (925) 249-4040
                                            Attention: Barry D. Michaels,
                                            Chief Financial Officer and
                                            Sandra Gardiner, Secretary

       If to the Designated Stockholders:   Bill E. Cham, Ph.D
                                            190 Woodlands Drive
                                            Thornlands, Queensland
                                            4164 Australia
                                            Facsimile: 61 7 3206 3600

                                            KAI International, LLC
                                            c/o Bill E. Cham, Ph.D
                                            190 Woodlands Drive
                                            Thornlands, Queensland
                                            4164 Australia
                                            Facsimile: 61 7 3274 4453

          If to the Director Parties:       Richard G. Babbitt
                                            1221 Ocean Avenue
                                            Santa Monica, CA 90401
                                            Facsimile: (310) 394-5658

                                            Gary S. Roubin, M.D., Ph.D
                                            Director, Endovascular Therapy
                                            Black Hall--9th Floor
                                            130 E. 77th Street
                                            New York, NY 10021
                                            Facsimile: (212) 434-2205

                                            William A. Pope
                                            President, SunChase Holdings, Inc.
                                            3010 E. Camelback Road
                                            Suite 100
                                            Phoenix, AZ 85016
                                            Facsimile : (602) 852-5599

                                            S. Lewis Meyer
                                            Chief Executive Officer, Lexite Labs
                                            Incorporated
                                            5232 Springridge Way
                                            Fairfield, CA 94585
                                            Facsimile: (707) 863-9807

                                            Frank M. Placenti
                                            Partner, Bryan Cave LLP
                                            Two North Central Avenue, Suite 2200
                                            Phoenix, AZ 85004-4406
                                            Facsimile: (602) 364-7070

                                            H. Bryan Brewer Jr., M.D.
                                            Chief of the Molecular Disease
                                            Branch,
                                            National Heart, Lung and Blood
                                            Institute
                                            11410 River Road
                                            Potomac, MD 20854
                                            Facsimile: (301)402-0190

          In the case of any communications
          to the Company or any Director
          Party, with a copy to:            Shearman & Sterling
                                            1080 Marsh Road
                                            Menlo Park, CA 94025-10222
                                            Facsimile: (650) 838-3699
                                            Attention: James B. Bucher

          SECTION 5.02 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors and legal representatives.

          SECTION 5.03 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties to this agreement.

          SECTION 5.04 GOVERNING LAW. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (b) Each party hereto irrevocably submits to the jurisdiction of any California state court, Delaware state court or any federal court sitting in the State of California or Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such California state, Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

          (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

          (d) Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section.

          (e) Each of the Designated Stockholders has appointed Bosko Djordevic, 264 South La Cienga Boulevard, Suite 215, Beverly Hills, California 90211, as its authorized agent (the "Authorized Agent") upon whom process may be served in any such action arising out of or based on this Agreement. Such appointment shall be irrevocable. Each of the Designated Stockholders represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the relevant Designated Stockholder shall be deemed, in every respect, effective service of process upon such Designated Stockholder.

          SECTION 5.05 COUNTERPARTS. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

          SECTION 5.06 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          SECTION 5.07 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          SECTION 5.08 AVAILABILITY OF EQUITABLE RELIEF. In the event that any provision of this Agreement is breached by any Designated Stockholder, each of the Director Parties and the Company shall be entitled to obtain (a) an injunction restraining such breach or threatened breach; (b) specific performance of any provision of this Agreement including but not limited to the provisions of Section 1.02 hereof, or (c) an order in the nature of a declaratory judgment declaring that the proxy granted hereby is valid and irrevocable, in addition to any other right or remedy available to the Director Parties and the Company. Each Designated Stockholder agrees that a bond or other security shall not be a condition to the issuance of such injunction and/or for the ordering of such specific performance.

          SECTION 5.09 PUBLIC COMMUNICATIONS. During the Standstill Period, each Designated Stockholder agrees to publicly communicate his support for the Company and the decisions and actions undertaken by the Company at the direction of its management or its Board of Directors and to refrain from any actions or communications that would reasonably be regarded as expressing a lack of support therefor.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and delivered as of the date hereof.



                                 LIPID SCIENCES, INC.


                                  /s/ Barry D. Michaels
                                 ----------------------------------------------
                                 By: Barry D. Michaels, Chief Financial Officer


                                 DIRECTOR PARTIES:


                                  /s/ Richard G. Babbitt
                                 ----------------------------------------------
                                 RICHARD G. BABBITT


                                  /s/ Gary S. Roubin
                                 ----------------------------------------------
                                 GARY S. ROUBIN, M.D., Ph.D


                                  /s/ William A. Pope
                                 ----------------------------------------------
                                 WILLIAM A. POPE


                                  /s/ S. Lewis Meyer
                                 ----------------------------------------------
                                 S. LEWIS MEYER


                                  /s/ Frank M. Placenti
                                 ----------------------------------------------
                                 FRANK M. PLACENTI


                                  /s/ H. Bryan Brewer
                                 ----------------------------------------------
                                 H. BRYAN BREWER JR., M.D.

                                 DESIGNATED STOCKHOLDERS:


                                  /s/ Bill E. Cham
                                 ----------------------------------------------
                                 BILL E. CHAM, Ph.D


                                 KAI INTERNATIONAL, LLC


                                  /s/ Bill E. Cham
                                 ----------------------------------------------
                                 By: Bill E. Cham, Ph.D



                                  /s/ Tania R. Chase
                                 ----------------------------------------------
                                 By: Tania R. Chase

                                   SCHEDULE I


                                                           Number of Shares of
                                                          Common Stock Issuable
                               Number of Shares of           Upon Exercise of
                               Common Stock Owned          Outstanding Options
Designated Stockholder      Beneficially and of Record         or Warrants
----------------------      --------------------------    ---------------------
Bill E. Cham, Ph.D          0                             80,000

KAI International, LLC      4,755,013                     0

                                    EXHIBIT A

                                IRREVOCABLE PROXY


          The undersigned stockholder of Lipid Sciences, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints the Director Parties (as defined in the Agreement (as defined below)), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof, other than such shares sold in accordance with
Section 4.01 of the Agreement (collectively, the "Shares"), in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned Stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

          This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Proxy, Standstill and Release Agreement of even date herewith by and among certain members of the Board of Directors of the Company, the Company, the undersigned stockholder and certain other stockholder of the Company (the "Agreement"), and is granted in consideration of the Director Parties and the Company entering into that certain Agreement. As used herein, the term "Expiration Date" shall mean the day immediately after which the 2004 Annual Meeting of the Company is finally adjourned (such final adjournment meaning that all business at the meeting has been finally concluded and no further business is to be transacted).

          The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and any other matter to be presented at such meeting, except as otherwise may be required under the Delaware General Corporation Law, federal securities laws, the listing requirements of the exchange on which the common stock of the Company is then listed or the rules of automated quotation system on which the common stock of the Company is then quoted and except with respect to a vote of the stockholders of the Company to remove Bill E. Cham, Ph.D. as a director of the Company.

          Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

          This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.


Dated:  December __, 2002


                              Signature of Stockholder:
                                                        -----------------------

                              Print Name of Stockholder:
                                                         ----------------------

                              Shares of Company Common Stock beneficially owned:

                                     shares of Company Common Stock
                              -----

                                     shares of Company Common Stock issuable
                              ----- upon exercise of outstanding options or warrants




                      [Signature Page to Irrevocable Proxy]